Exhibit 99.1

         Zhone Technologies, Inc. Reports Second Quarter 2005
 Financial Results; Demonstrating Continued Revenue and Market Growth


    OAKLAND, Calif.--(BUSINESS WIRE)--July 20, 2005--Zhone Technologies, Inc. (Nasdaq: ZHNE), the first company dedicated to building total-delivery solutions for voice, data and video content services worldwide, today reported its results for the second quarter ended June 30, 2005.
    Revenue for the second quarter of 2005 was $30.4 million, compared with $21.0 million for the second quarter of 2004. Net loss for the second quarter of 2005, calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), was $3.4 million compared with a net loss of $7.4 million for the second quarter of 2004. Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) calculated on a non-GAAP basis was $39,000 for the second quarter of 2005, compared to a pro forma EBITDA loss of $3.7 million for the second quarter of 2004. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.
    During the second quarter of 2005, Zhone won 10 new direct customer accounts including significant new business for its SLMS products and Optical Transport products. DSL port shipments on Zhone's flagship MALC and Raptor products increased to over 180,000 ports in the first half of 2005, an increase of more than 230% over the first half of 2004 and an increase of 80% over the last half of 2004. In addition to strong U.S. sales, business from new first-time customers also continued to be realized among Zhone's international sales regions.
    "During the quarter, strong revenue growth in both our SLMS and Optical Transport product lines confirmed the value of our technology solutions," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "We remain focused on providing valuable solutions to our customers in order to continue growing for the remainder of 2005 and beyond."
    Zhone will hold a conference call today, July 20, 2005, at approximately 5:30 p.m. Eastern Time to review its second quarter results. The call is open to the public by dialing 800-573-4752 for U.S. callers and +1 617-224-4324 for international callers and entering the passcode 29562006.
    Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/. A replay of the webcast will be available on the website for at least 30 days. Additional investor information can be accessed at www.zhone.com or by calling Zhone's Investor Relations Department at 510-777-7013.

    Non-GAAP Financial Measures

    To supplement Zhone's consolidated financial statements presented in accordance with GAAP, we use pro forma EBITDA, an additional non-GAAP measure we believe is appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development, and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

    Forward-looking statements

    This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Specifically, statements regarding our future financial performance and our continued growth for the remainder of 2005 and beyond are all forward-looking statements. These forward-looking statements are based on current expectations, forecasts and assumptions, and are subject to certain risks and uncertainties. As a result, actual results or events could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, our ability to generate sufficient revenue to achieve or sustain profitability, the economic slowdown in the telecommunications industry that has restricted the ability of our customers to purchase our products, the pace of spending in the telecommunications industry, commercial acceptance of our SLMS products, intense competition in the communications equipment market from large equipment companies as well as private companies that have announced plans for products that address the same networks needs as our products, and higher than anticipated expenses that we may incur. More detailed information about these risk factors, and additional risk factors, are set forth in Zhone's periodic filings with the Securities and Exchange Commission available at www.sec.gov, including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Zhone expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

    About Zhone Technologies, Inc. (Zhone)

    Zhone (Nasdaq: ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video, and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
    Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) ATM/IP DSLAMs, FiberSLAM(TM) Optical Line Terminal, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With over one million subscriber interfaces shipped and deployments at over 300 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.

    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.
Copyright (C) 2005 Zhone Technologies, Inc. All rights reserved.


                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)



                                 Three Months Ended  Six Months Ended
                                 ------------------ ------------------
                                 June 30,  June 30, June 30, June 30,
                                   2005     2004     2005      2004
                                 --------- -------- -------- ---------

Net revenue                       $30,445  $21,027  $58,008   $42,060
Cost of revenue                    17,621   11,831   33,188    23,729
Stock-based compensation               25       66       52       148
                                 --------- -------- -------- ---------
Gross Profit                       12,799    9,130   24,768    18,183
                                 --------- -------- -------- ---------
Operating expenses:
  Research and product
   development                      5,546    5,648   11,456    11,601
  Sales and marketing               6,714    5,163   12,848     9,845
  General and administrative          847    2,938    2,874     5,420
  Purchased in-process research
   and development                      -        -        -     6,185
  Stock-based compensation            127      399      255       927
  Amortization and impairment of
   intangible assets                2,257    2,330    4,514     4,408
                                 --------- -------- -------- ---------
     Total operating expenses      15,491   16,478   31,947    38,386
                                 --------- -------- -------- ---------

     Operating loss                (2,692)  (7,348)  (7,179)  (20,203)
Other income (expense), net          (648)      10   (1,254)     (424)
                                 --------- -------- -------- ---------
     Loss before income taxes      (3,340)  (7,338)  (8,433)  (20,627)
Income tax provision                   15       73       53       169
                                 --------- -------- -------- ---------
     Net loss                     ($3,355) ($7,411) ($8,486) ($20,796)
                                 ========= ======== ======== =========

Basic and diluted net loss per
 share                             ($0.04)  ($0.10)  ($0.09)   ($0.27)
Weighted average shares
 outstanding used to compute
 basic and diluted net loss per
 share                             94,385   77,962   94,146    77,614

Reconciliation between GAAP net
 loss and non-GAAP pro forma
 EBITDA as follows:
GAAP net loss                     ($3,355) ($7,411) ($8,486) ($20,796)
Purchased in-process research
 and development                        -        -        -     6,185
Stock-based compensation              152      465      307     1,075
Interest expense (net)                591      541    1,188     1,046
Income taxes                           15       73       53       169
Depreciation                          379      346      805       530
Amortization and impairment of
 intangible assets                  2,257    2,330    4,514     4,408
                                 --------- -------- -------- ---------
Non-GAAP pro forma EBITDA             $39  ($3,656) ($1,619)  ($7,383)
                                 ========= ======== ======== =========

Revenue by product line:
     SLMS                          $9,852   $6,582  $18,945   $13,940
     Legacy and Service            14,447   14,445   27,179    28,120
     Optical Transport              6,146        -   11,884         -
                                 --------- -------- -------- ---------
                                  $30,445  $21,027  $58,008   $42,060
                                 ========= ======== ======== =========


               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)



                                                June 30,  December 31,
                                                  2005        2004
                                                --------- ------------

                    Assets
Current assets:
    Cash, cash equivalents and short-term
     investments                                 $52,594      $65,216
    Accounts receivable                           18,633       19,243
    Inventories                                   48,119       37,352
    Prepaid expenses and other current assets      2,729        3,949
                                                --------- ------------
         Total current assets                    122,075      125,760
Property and equipment, net                       22,791       22,967
Goodwill                                         157,232      157,232
Other acquisition-related intangible assets       13,333       17,847
Restricted cash                                      758          758
Other assets                                         343          663
                                                --------- ------------
         Total assets                           $316,532     $325,227
                                                ========= ============
     Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                             $19,034      $14,155
    Line of credit                                14,500       14,500
    Current portion of long-term debt             33,371        1,378
    Accrued and other liabilities                 17,002       23,938
                                                --------- ------------
         Total current liabilities                83,907       53,971
    Long-term debt, less current portion           8,867       39,935
    Other long-term liabilities                    1,467        1,537
                                                --------- ------------
         Total liabilities                        94,241       95,443
                                                --------- ------------
Stockholders' equity:
    Common stock                                      95           94
    Additional paid-in capital                   863,031      862,261
    Other comprehensive loss                        (946)      (1,168)
    Accumulated deficit                         (639,889)    (631,403)
                                                --------- ------------
         Total stockholders' equity              222,291      229,784
                                                --------- ------------
         Total liabilities and stockholders'
          equity                                $316,532     $325,227
                                                ========= ============


    CONTACT: Zhone Technologies, Inc.
             Investors:
             Investor Relations, +1-510-777-7013
             investor-relations@zhone.com
             Media:
             Jessica Mullens, +1-510-777-7020 or
             +1-510-520-4470 (mobile)
             jmullens@zhone.com